THIS AGREEMENT (hereinafter referred to as the "Agreement") is made as of the 16th day of April, 1996, by and between THE INTRAC GROUP, with offices located at 424 Madison Avenue, New York, New York 10017 (hereinafter referred to as "Intrac") and US HOME AND GARDEN, with offices located at 655 Montgomery Street, Suite 830, San Francisco, California 94111.

     WHEREAS, US Home and Garden desires to sell certain products to Intrac, and Intrac desires to purchase such products from US Home and Garden, in exchange for trade credits issued by Intrac, which credits may be utilized by US Home and Garden in connection with the purchase of advertising media, services and/or merchandise from and/or through Intrac, subject to and in accordance with the terms and conditions set forth hereinafter.

     NOW, THEREFORE, for and in consideration of the mutual promises hereinafter contained, the parties hereto agree as follows:

     1. PRODUCTS. US Home and Garden hereby sells the products more fully described in Exhibit A attached hereto and made a part hereof (hereinafter referred to as the "Products") to Intrac, for use and/or resale by Intrac, for the consideration set forth in Paragraph 2 hereof, the sufficiency of which is hereby conclusively acknowledged and established.

     2. CONSIDERATION.

          (a) Upon Intrac's receipt of a signed proof of delivery attesting to the fact that the Products have been delivered pursuant to Paragraph 4 hereof, Intrac shall issue trade credits on its books and records (hereinafter referred to as "Credits"), in favor of US Home and Garden, in the full amount of the price for such Products, as set forth in Exhibit A, which Credits may be used by US Home and Garden solely in connection with the purchase of advertising media, merchandise and/or services from Intrac pursuant to all of the terms and subject to all of the conditions set forth hereinafter.

          (b) Within thirty (30) days following Intrac's resale of the Products and receipt of the proceeds from its resale of the Products, Intrac will remit to US Home and Garden an amount equal to forty-two (42%) percent of the net cash proceeds of sale actually realized by Intrac, for which the amount of the cash received by US Home and Garden shall equally and proportionately reduce the dollar amount of the Credits as established by the purchase of the inventory as listed on Exhibit A.

     3. REPRESENTATIONS, WARRANTIES AND COVENANTS.

          (a) US Home and Garden warrants and represents that:

               (i) the Products are sold as is, of good and merchantable quality, is in salable condition and in unopened factory sealed boxes, cartons and/or containers;

               (ii) the Products, and all packaging, meet and conform to US Home and Garden's specifications, industry standards and the requirements of any regulatory body that may have jurisdiction over the manufacture, distribution, sale and/or packaging of the Products;

               (iii) it has good and marketable title to the Products;

               (iv) the transfer provided for herein is rightful; and

               (v) the Products shall be delivered to Intrac or its assignee(s) free from any security interest or other lien or encumbrance or any claim of any third party, whatsoever, including but not limited to any claim of infringement or the like.

          (b) US Home and Garden agrees to indemnify, defend and hold Intrac and its successors and assignees harmless from and against any warranty and/or product liability claim relating to the Products and/or any other claim, action or cause of action arising or resulting from the breach of any term, covenant, representation or warranty of or by US Home and Garden contained herein and/or any loss up to the price schedule as detailed on Exhibit A, expense, damage, liability or obligation(including reasonable attorney's fees) suffered, sustained or incurred by Intrac or its successors and assignees in connection therewith.

          (c) US Home and Garden shall deliver to Intrac a Certificate of Product Liability Insurance, naming Intrac and its successors and assigns as party insured, at no cost to Intrac.

          (d) The Products shall be covered by, and US Home and Garden agrees to honor, US Home and Garden's standard limited consumer warranty for the Products in the form of replacement product on a unit-by-unit basis.

     4. SHIPMENT AND DELIVERY OF PRODUCTS; RISK OF LOSS.

          (a) US Home and Garden shall, at its sole cost and expense, deliver the Products in full truckload quantity, to or on behalf of Intrac, pursuant to and within ten (10) days following US Home and Garden's receipt of written shipping instructions from Intrac, to the location(s) designated by Intrac (hereinafter referred to as the "Designated Location(s)"), F.O.B. destination, full freight allowed within the Continental U.S.A.

          (b) US Home and Garden shall also, at its sole cost and expense, warehouse and insure the Products prior to delivery to the Designated Location(s) and risk of loss shall remain with US Home and Garden until delivery of the Products to the Designated Location(s). As of June 20, 1996, Intrac shall be solely responsible for all warehousing and insuring the Products with the exception of outcharges that are to remain the responsibility of US Home and Garden.

          (c) After each shipment, US Home and Garden will provide Intrac with written confirmation that the Products have been shipped, the date of shipment, the number of units shipped and the destination.

          (d) After each delivery, US Home and Garden shall provide Intrac with a signed proof of delivery attesting to the fact that the Products have been delivered, the date of delivery, the number of units delivered and the place of delivery.

     5. UTILIZATION OF THE TRADE CREDITS.

          (a) US Home and Garden shall utilize the Credits as follows:

               (i) US Home and Garden shall advise Intrac, at least thirty (30) days prior to the first airing date, and at least ninety (90) days prior to the first posting date and/or publication date, of (A) the specifications, in terms of demographic and geographic market weights ("gross rating points"), by standard dayparts, of all of US Home and Garden's requirements for spot television air time, network television air time, spot cable air time, network cable air time, spot radio air time, and/or network radio air time, and/or (B) all of US Home and Garden's print requirements for which US Home and Garden qualifies with the publication(s) on a barter basis, and/or (C) all of US Home and Garden's requirements for out-of-home media, and Intrac will provide the same to US Home and Garden, subject to availability, upon prepayment by US Home and Garden to Intrac, in cash, within ten (10) days following US Home and Garden's receipt of Intrac's invoice(s), of the amount of Intrac's price therefor; and

               (ii) Intrac shall charge against the outstanding balance of US Home and Garden's Credits the difference between the amount of Intrac's price for such advertising media and the amount of the costs or rates for such media determined by reference to (1) Spot Quotations and Data ("SQAD") in the case of spot television air time, (2) Nielsen

Audience Demographics ("NAD") in the case of network television air time, (3) Marketer's Guide to Media ("MGM") in the case of network cable air time, spot cable air time, network radio air time and/or spot radio air time, (4) Standard Rate and Data Source ("SRDS") in the case of magazine space, (5) Buyer's Guide to Outdoor Advertising ("BGOA") in the case of out-of-home media, and/or (6) other recognized syndicated industry cost sources, as applicable.

               (iii) For purposes of Paragraph 5(a)(ii) hereof, Intrac shall determine and advise US Home and Garden as to the applicable rates for the advertising requested as determined by reference to the most current published edition of SQAD, NAD, MGM, SRDS and/or BGOA, and each shall be calculated in accordance with the applicable demographic and geographic market, calendar quarter and daypart, as per the applicable rate source in effect at the time Intrac places the order for the advertising media, without any deduction or discount for commission or otherwise and the discount or premium for any commercial length other than thirty (30) seconds, in the case of spot television air time, network television air time, spot cable air time, network cable air time, and network radio air time, or sixty (60) seconds, in the case of spot radio air time, and the cost-per- rating point for any demographic market or daypart other than those specifically included in the rate sources referred to above, will be as mutually agreed upon by Intrac and US Home and Garden and/or its designated advertising agency (hereinafter referred to as "Agency").

               (iv) US Home and Garden will be responsible for all "production" and "traffic" functions with respect to all advertising media purchased by US Home and Garden from Intrac hereunder.

               (v) Before contracting for any advertising media on US Home and Garden's behalf, Intrac shall provide US Home and Garden and/or Agency with a written broadcast order confirmation for such media, which must be acknowledged by US Home and Garden and/or Agency and returned to Intrac.

               (vi) If any of US Home and Garden's broadcast advertisements are pre-empted, Intrac will provide US Home and Garden with substitute advertising media (a "makegood") of at least comparable value. All makegoods will, if possible, be provided within fifteen (15) days after the last telecast of the flight.

          (b) US Home and Garden may also, at its option, advise Intrac of any other services or merchandise (including but not limited to those listed in the attached Exhibit B) which US Home and Garden desires to purchase and the price at which the same are available to US Home and Garden. Intrac will advise US Home and Garden as to whether Intrac can obtain and/or provide such services and/or merchandise and, if so, the price at which Intrac will provide such services and/or merchandise to US Home and Garden. Intrac and US Home and Garden shall mutually agree on the cash and credit utilization factors for such services and/or merchandise, and Intrac shall purchase the same for and/or provide the same to US Home and Garden, upon prepayment by US Home and Garden to Intrac, in cash, within ten (10) days following US Home and Garden's receipt of Intrac's invoice, of the amount of Intrac's price therefor. In addition to the foregoing cash payment, Intrac shall also charge against the outstanding balance of US Home and Garden's Credits the difference between (x) the amount of Intrac's price for such services and/or merchandise and (y) the price at which the said services and/or merchandise were otherwise available to US Home and Garden.

          (c) The Credits may only be utilized pursuant to Paragraphs 5(a) and/or 5(b) hereof and, notwithstanding anything contained herein, in no event may the Credits be returned to Intrac for cash or shall US Home and Garden be entitled to receive cash from Intrac for any reason, whatsoever.

     6. REPORTS. At US Home and Garden's request, Intrac shall provide US Home and Garden and/or Agency with a written report setting forth the total amount of Credits utilized by US Home and Garden to date and the amount of Credits then outstanding on Intrac's books and records in US Home and Garden's favor.

     7. TERM. US Home and Garden's Credits, and Intrac's obligations to US Home and Garden hereunder, will expire finally and fully and terminate thirty-six
(36) months from the date of this Agreement or at such earlier time as US Home and Garden's Credits shall have been fully exhausted by charges pursuant to Paragraphs 5(a) and/or 5(b) hereof; provided, however, that to the extent that any advertising media requested by US Home and Garden and confirmed by Intrac is pre-empted during the final three (3) months of said period, US Home and Garden shall have an additional three (3) months within which to request makeup media.

     8. FORCE MAJEURE. Should Intrac be unable to provide advertising media, merchandise and/or services to US Home and Garden hereunder by reason of acts of God, labor or material shortages, equipment breakdown, air or ground delays or other traffic problems, fires, explosions, breakdown of facilities, strikes, civil authority or any other cause which is beyond the control of Intrac (hereinafter referred to as "Force Majeure"), Intrac shall give prompt notice of such Force Majeure to US Home and Garden, and the obligations of Intrac hereunder shall be suspended, and the term of this Agreement shall be extended, to the extent made necessary by such Force Majeure.

     9. MEDIATION/ARBITRATION. Unless the parties mutually agree otherwise, all claims or disputes between Intrac and US Home and Garden arising out of, or in any way relating to, this Agreement, or the interpretation, construction or breach hereof or thereof, shall be submitted first, within thirty (30) days after the claim or dispute has arisen, to mediation, in the City of New York, under the auspices of the American Arbitration Association ("AAA"), in accordance with AAA's Commercial Mediation Rules then in effect. In the event of the termination of the mediation proceedings, either as the result of the written declaration of the mediator(s) appointed by AAA to the effect that further efforts at mediation are no longer worthwhile or as a result of the written declaration of the parties, all such claims or disputes shall be submitted to arbitration, within thirty (30) days thereafter, by a panel of three (3) arbitrators, in the City of New York, under the auspices of AAA, in accordance with AAA's Commercial Arbitration Rules then in effect. The award rendered by the arbitrators appointed by AAA shall be final, and judgment may be entered upon the arbitrators' award in accordance with applicable law in any court of competent jurisdiction. The agreements to mediate and arbitrate set forth herein may be specifically enforced by either party.

     10. BINDING EFFECT; ASSIGNABILITY. All, or any part, of US Home and Garden's Credits may, from time to time, be assigned by US Home and Garden to any subsidiary or affiliate of US Home and Garden; provided, however, that any assignment of US Home and Garden's Credits to other than a subsidiary or affiliate of US Home and Garden shall require Intrac's prior written consent, which may be given or withheld in Intrac's sole and absolute discretion. Except as otherwise provided herein, this agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns.

     11. NOTICE. All communications provided for herein shall be in writing and shall be delivered in person or by certified mail, return receipt requested, or by overnight courier service, as follows: to Intrac at 424 Madison Avenue, New York, New York 10017, attention: Thomas Settineri, Chairman; and to US Home and Garden at 655 Montgomery Street, Suite 830, San Francisco, California 94111,
Attention: Mr. Richard Raleigh.

     12. PARAGRAPH HEADINGS. The paragraph headings contained in this Agreement are for convenience and reference purposes only and shall not affect the meaning or interpretation of this Agreement.

     13. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York, without giving effect to conflict of laws principles.

     14. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which together shall be deemed tro be one and the same instrument.

     15. SEVERABILITY. In case any clause or provision in this Agreement shall be deemed to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining clauses and provisions hereof shall not in any way be affected or impaired thereby.

     16. INTERPRETATION. This Agreement shall be interpreted as having been fully negotiated and drafted jointly by both parties, and shall not be more strictly construed against either party.

     17. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement by and between the parties hereto with respect to the transactions contemplated hereby, supersedes all prior oral and/or written understandings and agreements relating thereto. Neither party nor any of its agents has made any representations to the other which the parties intend to have any force or effect, except as specifically set forth herein, and neither party, in executing or performing this Agreement, is relying upon any statement, covenant, representation or information, of any nature, whatsoever, to whomsoever made or given, directly or indirectly, verbally or in writing, by any person or entity, except as specificaLly set forth herein. This Agreement may not be modified or changed, in any way, except in writing signed by both of the parties hereto.

     IN WITNESS WHEREOF, and intending to be legally bound hereby, the parties hereto have each caused this Agreement to be duly executed as of the date first above written.


THE INTRAC GROUP                             US HOME AND GARDEN


By:/s/  Gary Levi                            By:     /s/ Richard J. Raleigh
   --------------------------                  ------------------------------


Title:     President                         Title:    COO
      -----------------------                      --------------------------

Date:       4/16/96                          Date:      4/16/96
     ------------------------                      --------------------------

                                    EXHIBIT A

                                    PRODUCTS


     DESCRIPTION                             QUANTITY

     Power Gardeners                         70,000, Units (estimate)

     Manufacturing Rights to the
     Power Gardner

     Manufacturing Molds to the
     Power Gardner

     TOTAL VALUE                             $1,600,000

                                    EXHIBIT B

                          PRODUCTS/SERVICES/MERCHANDISE
                     AVAILABLE WITH TRADE CREDIT UTILIZATION
                     ---------------------------------------


                                                           Estimated Range of
                                                        Trade Credit Utilization
                                                        ------------------------


o          Promotional & Marketing Programs                       20-50%

o          Merchandise Incentive Programs                         20-50%

o          Rack, Counter, and Point-of-Purchase
           Displays                                                5-30%

o          Telecommunications Services                             5-30%

o          Group Air Travel & Hotel Accommodations                 5-25%

o          Printing & Graphic Services                             5-15%

o          Transportation/Freight, Air Cargo,
           Household/Corporate Moves                               5-10%

o          Computer Hardware and Software                         10-20%

o          Travel Incentive Cruises                               10-40%

o          Full range of Insurance Services                       10-25%

o          Public Relations Services                              10-35%

o          Automotive/Fleet Requirements                           5-20%

o          Furniture/Furniture Management Services                10-25%